Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Support Agreement”), dated as of August 27, 2026, is made by and among Four Leaf Acquisition Corporation, a Delaware corporation (“Parent”), Data443 Risk Mitigation, Inc., a Nevada corporation (“Data443”), and each of the undersigned holders of Data443 Stock (each, a “Supporting Company Person” and, collectively, the “Supporting Company Persons”). Parent, Data443 and each Supporting Company Person are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Parent, FORL Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Data443 have entered into that certain Business Combination Agreement, dated as of August 27, 2026 (as it may be amended, modified, supplemented or restated from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Data443, with Data443 surviving the Merger as a wholly-owned Subsidiary of NewCo, on the terms and subject to the conditions set forth therein;

WHEREAS, each Supporting Company Person is (a) a director or officer of Data443 who is a holder of Data443 Stock or (b) a holder of more than five percent (5%) of the outstanding Data443 Stock, and is the record and/or beneficial owner of the shares of Data443 Stock set forth opposite such Supporting Company Person’s name on Schedule I hereto (with respect to each Supporting Company Person, such shares, together with any Equity Securities of Data443 hereafter acquired by such Supporting Company Person, such Person’s “Covered Shares”);

WHEREAS, the Business Combination Agreement contemplates that, concurrently with the execution of the Business Combination Agreement, each Supporting Company Person will execute and deliver this Support Agreement to Parent; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Business Combination Agreement, each Supporting Company Person has agreed to enter into this Support Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Agreement to Vote; Data443 Stockholder Written Consent.

(a) Voting. From the date hereof until the earlier of the Effective Time and the valid termination of this Support Agreement in accordance with Section 7, each Supporting Company Person irrevocably and unconditionally agrees that, at any meeting of the stockholders of Data443 (whether annual or special, and whether or not adjourned or postponed) at which the Business Combination Agreement, the Ancillary Documents to which Data443 is or will be a party, or the transactions contemplated thereby (including the Merger and the Data443 Preferred Conversion) are submitted for the consideration and vote of the stockholders of Data443, such Supporting Company Person shall (i) appear at such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of establishing a quorum and (ii) vote, or cause to be voted, all of its Covered Shares in favor of the approval and adoption of the Business Combination Agreement, such Ancillary Documents and the transactions contemplated thereby, and in favor of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for such approval and adoption.

(b) Written Consent. Each Supporting Company Person irrevocably and unconditionally agrees to execute and deliver, or cause to be executed and delivered, the Data443 Stockholder Written Consent with respect to all of its Covered Shares, approving the Business Combination Agreement, the Ancillary Documents to which Data443 is or will be a party and the transactions contemplated thereby (including the Merger and the conversion of Data443 Preferred Stock into Data443 Common Stock immediately prior to the Effective Time), no later than the Data443 Stockholder Written Consent Deadline as contemplated by Section 5.13(a) of the Business Combination Agreement.

(c) Votes Against. Each Supporting Company Person irrevocably and unconditionally agrees to vote, or cause to be voted, all of its Covered Shares against, and not to consent in writing to, (i) any Company Acquisition Proposal, (ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation, warranty or other obligation or agreement of Data443 under the Business Combination Agreement or of such Supporting Company Person under this Support Agreement, and (iii) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the other transactions contemplated by the Business Combination Agreement.

(d) No Inconsistent Arrangements. Each Supporting Company Person agrees not to deposit, and to cause its Affiliates not to deposit, any Covered Shares in a voting trust, subject any Covered Shares to any arrangement or agreement with respect to the voting thereof, or grant any proxy, power of attorney or other authorization with respect thereto, in each case that is inconsistent with this Section 1.

(e) Waiver of Appraisal Rights. To the fullest extent permitted by applicable Law, each Supporting Company Person hereby waives, and agrees not to assert, exercise or perfect, any rights of appraisal, rights of dissent or similar rights that such Supporting Company Person may have with respect to its Covered Shares in connection with the Merger.

Section 2. Transfer Restrictions.

(a) Restriction. From the date hereof until the earlier of the Effective Time and the valid termination of this Support Agreement in accordance with Section 7, each Supporting Company Person agrees not to, directly or indirectly, effect or permit any sale, transfer, assignment, pledge, encumbrance, hypothecation, gift, distribution or other disposition of, or enter into any contract, option, derivative, hedging or other agreement or understanding with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation, gift, distribution or other disposition of, any Equity Securities of Data443 held by such Supporting Company Person, including any Covered Shares (each, a “Transfer”), or publicly announce any intention to effect any Transfer.

(b) Permitted Transfers. Notwithstanding Section 2(a), a Supporting Company Person may Transfer Covered Shares (i) to an Affiliate of such Supporting Company Person, (ii) by will, other testamentary document or intestate succession, or (iii) with the prior written consent of Parent; provided, that in each case the transferee executes and delivers to Parent, prior to or concurrently with such Transfer, a joinder to this Support Agreement in form and substance reasonably satisfactory to Parent, pursuant to which such transferee agrees to be bound by all of the terms of this Support Agreement as a Supporting Company Person with respect to the Transferred Covered Shares.

(c) Void Transfers. Any Transfer or purported Transfer effected in violation of this Section 2 shall be null and void ab initio. Data443 agrees not to register, and to instruct its transfer agent not to register, any Transfer of Covered Shares effected or purported to be effected in violation of this Section 2.

Section 3. Termination of Certain Agreements.

Each Supporting Company Person agrees to take, or cause to be taken, any and all actions necessary or advisable to support the termination, effective as of the Closing, of each Contract between such Supporting Company Person (or any of its Affiliates) and Data443 that is required by the Business Combination Agreement to be terminated at or prior to the Closing, and hereby consents to each such termination and, effective as of the Closing, waives and releases any and all rights and claims of such Supporting Company Person thereunder, other than any right to indemnification, exculpation or advancement of expenses expressly preserved under the Business Combination Agreement. The Contracts to be so terminated are set forth on Schedule II hereto.

Section 4. Representations and Warranties of the Supporting Company Persons.

Each Supporting Company Person, severally and not jointly, represents and warrants to Parent, as of the date hereof and as of the Closing, as follows:

(a) Ownership. Such Supporting Company Person is the record and/or beneficial owner of, and has good and valid title to, the Covered Shares set forth opposite its name on Schedule I hereto, free and clear of all Liens (other than restrictions arising under applicable securities Laws, the Governing Documents of Data443 and this Support Agreement), and has the sole power to vote and to dispose of such Covered Shares. Except for such Covered Shares, such Supporting Company Person does not own, beneficially or of record, any Equity Securities of Data443.

(b) Authority. Such Supporting Company Person has the requisite power, authority and legal capacity to execute and deliver this Support Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceeding, consent or authorization on the part of such Supporting Company Person is necessary therefor. This Support Agreement has been duly executed and delivered by such Supporting Company Person and constitutes a legal, valid and binding obligation of such Supporting Company Person, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by such Supporting Company Person of this Support Agreement does not and will not (i) violate or conflict with its Governing Documents (if applicable), (ii) violate or conflict with any applicable Law or any order, judgment or decree of any court or other Governmental Entity binding upon such Supporting Company Person, or (iii) result in any breach of, constitute a default under, or require any consent or notice under, any Contract to which such Supporting Company Person is a party or by which any of its Covered Shares are bound.

(d) Litigation. There is no Proceeding pending or, to the knowledge of such Supporting Company Person, threatened against such Supporting Company Person that would reasonably be expected to prevent, enjoin or materially delay the performance by such Supporting Company Person of its obligations under this Support Agreement.

(e) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee, commission or similar payment in connection with the transactions contemplated by this Support Agreement based upon arrangements made by or on behalf of such Supporting Company Person.

(f) Reliance; Adequate Information. Such Supporting Company Person understands and acknowledges that Parent and Merger Sub are entering into the Business Combination Agreement in reliance upon the execution, delivery and performance of this Support Agreement by such Supporting Company Person. Such Supporting Company Person has received and reviewed a copy of the Business Combination Agreement, has had the opportunity to consult its own legal, tax and financial advisors, and has had access to such information concerning Data443, Parent and the transactions contemplated by the Business Combination Agreement as it has deemed necessary to make an informed decision to enter into this Support Agreement.

Section 5. Indemnification.

Each Supporting Company Person acknowledges and agrees that it is a Data443 Stockholder for purposes of ARTICLE 8 of the Business Combination Agreement and that, from and after the Closing, it shall be obligated, severally and not jointly (and solely in proportion to such Supporting Company Person’s pro rata share of the Data443 Stock Consideration), to indemnify and defend the Parent Indemnified Parties against, and hold them harmless from, any and all Losses to the extent attributable to, resulting from, based upon or arising out of (a) any breach of, or inaccuracy in, any representation or warranty made by such Supporting Company Person in this Support Agreement and (b) any breach or non-fulfillment of any covenant or agreement of such Supporting Company Person under this Support Agreement, in each case on the terms and subject to the limitations set forth in ARTICLE 8 of the Business Combination Agreement, including that (i) the aggregate liability of such Supporting Company Person shall not exceed the value of the portion of the Data443 Stock Consideration actually received by such Supporting Company Person and (ii) the sole and exclusive source of recovery for such claims shall be the Indemnity Escrow Account in accordance with Section 8.5 and Section 8.6 of the Business Combination Agreement.

Section 6. Trust Account Waiver.

Each Supporting Company Person acknowledges that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and of certain private placements occurring simultaneously therewith (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders, and that Parent may disburse monies from the Trust Account only in the limited circumstances described in the Prospectus. Each Supporting Company Person, on its own behalf and on behalf of its Affiliates, hereby irrevocably waives any right, title, interest or claim of any kind that it has or may have in the future in or to any monies held in the Trust Account (each, a “Claim”), and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Support Agreement, the Business Combination Agreement or any negotiations, Contracts or agreements with Parent, in each case for any reason whatsoever; provided, that nothing herein shall limit any Claim that such Supporting Company Person may have in the future against Parent’s assets or funds that are not held in the Trust Account.

Section 7. Termination.

This Support Agreement shall terminate, and be of no further force or effect, upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Business Combination Agreement in accordance with ARTICLE 7 thereof and (c) the mutual written agreement of Parent, Data443 and the applicable Supporting Company Person. Notwithstanding the foregoing, (i) Section 5, Section 6, this Section 7 and Section 8 (to the extent related to the foregoing) shall survive any termination of this Support Agreement and (ii) no such termination shall relieve any Party of any liability for any Willful Breach of this Support Agreement occurring prior to such termination or for fraud.

Section 8. Miscellaneous.

(a) Capacity as Stockholder. Each Supporting Company Person is entering into this Support Agreement solely in its capacity as a holder of Data443 Stock and not in any other capacity. Nothing in this Support Agreement shall limit or affect any action taken, or omitted to be taken, by any Supporting Company Person, or any designee or Affiliate of any Supporting Company Person, in his, her or its capacity as a director or officer of Data443, and no such action or omission shall be deemed a breach of this Support Agreement.

(b) No Ownership Interest. Nothing in this Support Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares. All rights, ownership and economic benefits relating to the Covered Shares shall remain vested in and belong to the applicable Supporting Company Person.

(c) Further Assurances. Each Supporting Company Person shall execute and deliver such additional documents, and take such further actions, as may reasonably be necessary or advisable to consummate the transactions contemplated by this Support Agreement and the Business Combination Agreement.

(d) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Support Agreement were not performed in accordance with its terms, and that the Parties shall be entitled to specific performance and injunctive relief, without proof of actual damages and without the requirement of posting a bond or other security, in addition to any other remedy available at law or in equity.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be given in the manner set forth in Section 9.3 of the Business Combination Agreement,

(i) if to Parent,

c/o Four Leaf Acquisition Corporation

600 Park Offices Drive, Suite 300-4133

Research Triangle Park, NC 27713

Attention: Jason Remillard, Chief Executive Officer

E-mail: legal@fourleafacquisitioncorporation.com;

(ii) if to Data443,

Data443 Risk Mitigation, Inc.

600 Park Offices Drive, Suite 300-4133

Research Triangle Park, NC 27713

Attention: Jason Remillard, Chief Executive Officer

E-mail: legal@data443.com

(f) Governing Law; Jurisdiction; Waiver of Jury Trial. This Support Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Section 9.14 (Waiver of Jury Trial) and Section 9.15 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Support Agreement mutatis mutandis.

(g) Amendment; Waiver. This Support Agreement may be amended, modified or waived only by a written instrument executed and delivered by Parent, Data443 and the Supporting Company Person against whom such amendment, modification or waiver is to be effective. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof.

(h) Entire Agreement; Assignment. This Support Agreement, together with the Business Combination Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect thereto. This Support Agreement may not be assigned by any Supporting Company Person without the prior written consent of Parent, and any purported assignment in violation of this Section 8(h) shall be void, ab initio.

(i) Severability. Whenever possible, each provision of this Support Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law; but if any term or other provision of this Support Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and the Parties shall negotiate in good faith to modify this Support Agreement so as to effect their original intent as closely as possible.

(j) Counterparts; Electronic Signatures. This Support Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission, including by portable document format (.pdf) or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the Uniform Electronic Transactions Act, shall be as effective as delivery of a manually executed counterpart.

(k) No Third-Party Beneficiaries. This Support Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to confer upon any other Person any rights or remedies hereunder; provided, that the Parent Indemnified Parties are express and intended third-party beneficiaries of Section 5.

IN WITNESS WHEREOF, each of the Parties has caused this Transaction Support Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT:
FOUR LEAF ACQUISITION CORPORATION

By:	/s/ Jason Remillard
Name:	Jason Remillard
Title:	CEO, Chairman of the Board

DATA443:
DATA443 RISK MITIGATION, INC.

By:	/s/ Jason Remillard
Name:	Jason Remillard
Title:	CEO, Chairman of the Board

SCHEDULE I

SUPPORTING COMPANY PERSONS AND COVERED SHARES

Name of Supporting Company Person / Capacity / Notice Address and E-mail / Shares of Data443 Common Stock / Shares of Data443 Series A Preferred Stock

1. Jason Remillard / Chief Executive Officer, President and Director / 600 Park Offices Drive, Suite 300-4133 Durham, NC 27713; legal@data443.com / 32,166 / 443,429,935

Greg McCraw / Chief Financial Officer / 600 Park Offices Drive, Suite 300-4133 Durham, NC 27713; legal@data443.com / 122,705 / 0

SCHEDULE II

CONTRACTS TO BE TERMINATED AT CLOSING

1. None